SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant                             |X|
Filed by a Party other than the Registrant          |_|

Check the appropriate box:

|_|   Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

|X|   Definitive Proxy Statement

|_|   Definitive Additional Materials

|_|   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                           SSI SURGICAL SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1.    Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

2.    Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

4.    Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

5.    Total fee paid:

--------------------------------------------------------------------------------

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

6.    Amount Previously Paid:

--------------------------------------------------------------------------------

7.    Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

8.    Filing Party:

--------------------------------------------------------------------------------

9.    Date Filed:

--------------------------------------------------------------------------------

                           SSI SURGICAL SERVICES, INC.
                         5776 Hoffner Avenue, Suite 200
                             Orlando, Florida 32822

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 22, 2000

TO THE SHAREHOLDERS:

      The Annual Meeting of Shareholders of SSI Surgical Services, Inc., a New York corporation (the "Company"), will be held on Monday, May 22, 2000, at 10:00 a.m. at the Philadelphia Airport Renaissance Hotel, Philadelphia, Pennsylvania, for the following purposes:

      1. To elect a Board of Directors for the ensuing year;

      2. To consider and act upon a proposal to approve the adoption of the Company's 2000 Stock Plan;

      3. To consider and act upon a proposal to ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company's auditors for the fiscal year ending December 31, 2000; and

      4. To transact such other business as may properly come before the meeting and any adjournments thereof.

      Only shareholders of record at the close of business on April 10, 2000 are entitled to notice of and to vote at the meeting.

      Please complete and return the enclosed proxy card in the envelope provided.

Orlando, Florida
April 20, 2000                          By Order of the Board of Directors


                                        Steven K. Chance
                                        Secretary

                           SSI SURGICAL SERVICES, INC.
                         5776 Hoffner Avenue, Suite 200
                             Orlando, Florida 32822
                                 (407) 249-1946

                                 PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS

                           To Be Held on May 22, 2000

      Proxies in the form enclosed with this proxy statement are solicited by the Board of Directors of SSI Surgical Services, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on Monday, May 22, 2000 at the Philadelphia Airport Renaissance Hotel, Philadelphia, Pennsylvania or at any adjournments thereof (the "Annual Meeting").

      Any proxy given pursuant to this solicitation may be revoked by the person giving it any time before it is exercised by providing written notice to the Secretary of the Company of such intent or by submitting a new proxy or voting in person at the Annual Meeting. The shares represented by the proxy will be voted in accordance with the instructions specified therein. If no instructions are given in the proxy, the shares represented by the proxy will be voted for the election as directors of the nominees listed below and for proposals 2 and 3 described below.

                        RECORD DATE AND VOTING PROCEDURE

      Only shareholders of record at the close of business on April 10, 2000 are entitled to vote at the Annual Meeting. At that date, 19,491,216 shares of Common Stock of the Company were outstanding and entitled to vote. Holders of Common Stock are entitled to cast one vote for each share held. A majority of the outstanding shares present, in person or by proxy, will constitute a quorum for the transaction of business at the meeting. Under the laws of the State of New York, the Company's state of incorporation, "votes cast" at a meeting of shareholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Abstentions, broker non-votes, and withheld votes will not be considered "votes cast". A "non-vote" occurs when a broker or other nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal. A plurality of the votes cast at the meeting is required to elect the Directors. On all other matters, the affirmative vote of a majority of the shares present, in person or proxy, and voting on that matter is required for approval.

      The persons named as attorneys in the proxies, Michael D. Klein, President and Chief Executive Officer and Director and Harvey Cohen, Assistant Secretary of the Company were selected by the Board of Directors. All properly executed proxies returned in time to be counted at the Annual Meeting will be voted as stated below under "Proposal Relating to Election of Directors". Any shareholder giving a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by so marking the proxy in the space provided thereon.

      In addition to the election of directors, the shareholders will consider and vote upon a proposal to approve the 2000 Stock Plan and a proposal to ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company's auditors for the fiscal year ending December 31, 2000, all as further described in this proxy statement. Where a choice has been specified on the proxy with respect to the foregoing matters, including the election of directors, the shares represented by the proxy will be voted in accordance with the specifications and will be voted FOR any such proposal if no specification is indicated.

      The Board of Directors of the Company knows of no other matters to be presented at the Annual Meeting. If any other matter should be presented at the Annual Meeting upon which a vote properly may be taken, including any proposal to adjourn the Annual Meeting, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of the persons named as attorneys in the proxies.

      The Annual Report on Form 10-K previously filed with the U.S. Securities and Exchange Commission, containing financial statements for the fiscal year ended December 26, 1999, is being mailed together with this proxy statement to all shareholders entitled to vote. This proxy statement and the form of proxy were first mailed to shareholders on or about April 22, 2000.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth, as of March 10, 2000, the beneficial ownership of the Company's voting securities by (i) each person who, to the knowledge of the Company, beneficially owned more than 5% of the Company's voting securities outstanding at such date, (ii) each current Director of the Company, (iii) each executive officer of the Company and (iv) all current Directors and executive officers as a group:

                                       Number of Shares    Percentage of Total
Name and Address (1)                Beneficially Owned(2)   Voting Securities(3)
----------------                    ------------------     ------------------

John J. Sickler(4)                     17,885,720                85.21%
c/o TFX Equities Incorporated ("TFX")
630 West Germantown Pike
Suite 450
Plymouth Meeting, PA 19462

D. Michael Deignan(5)                     310,470                 1.57%

Forrest R. Whittaker(6)                    55,000                    *

Michael D. Klein                               --                    *

Larry C. Buckelew(7)                       95,000                    *

Steven K. Chance                               --                    *

Todd Riddell(8)                            12,500                    *

Michael T. Spagnuolo(9)                    19,250                    *

Michael S. Irwin(10)                       13,750                    *

Paul A. D'Alesio                           12,500                    *
                                       ----------                -----

All Executive Officers and Directors
        as a group (11)                18,404,190                85.96%

----------

(1) Pursuant to the rules of the SEC, addresses are provided only for 5% beneficial owners.

(2) Except as otherwise noted in the footnotes to this table, each person or entity named in the table has sole voting and investment power with respect to all shares shown as owned, based on information provided to the Company by the persons and entities named in the table.

(3) Total Voting Securities are 19,491,296 shares of Common Stock. Pursuant to the rules of the SEC, all outstanding options and warrants which are exercisable within 60 days of March 10, 2000 ("Presently Exercisable Securities") held by the relevant person or entity are included as outstanding Total Voting Securities for purposes of determining that person's or entity's Percentage of Total Voting Securities, but are not included for purposes of determining any other person's or entity's Percentage of Total Voting Securities.

(4) Consists of 16,385,720 shares of Common Stock and 1,500,000 Presently Exercisable Securities held by TFX. 85,000 Presently Exercisable Securities have been optioned to Mr. Buckelew. See Note 7. Mr. Sickler is President of TFX and has voting and investment power over the shares held by TFX. Mr. Sickler disclaims beneficial ownership of the shares held by TFX.

(5) Consists of 63,300 shares of Common Stock owned and 247,170 Presently Exercisable Securities.

(6)   Consists of 55,000 Presently Exercisable Securities.

(7) Consists of 95,000 Presently Exercisable Securities. Mr. Buckelew was granted an option to purchase 40,000 shares by the Company of which 10,000 shares are presently exercisable. Mr. Buckelew was also granted an option by TFX to purchase 170,000 shares of common stock of the Company owned by TFX, of which 85,000 shares are presently exercisable. The remaining 85,000 shares optioned to Mr. Buckelew which are not presently exercisable are included in shares owned by TFX (Note
      4).

(8)   Consists of 12,500 Presently Exercisable Securities.

(9) Consists of 13,000 shares of Common Stock and 6,250 Presently Exercisable Securities. Mr. Spagnuolo was also granted an option by TFX to purchase 25,000 shares of common stock of the Company owned by TFX, which are included in shares owned by TFX (Note 4) but none of these shares are presently exercisable.

(10) Consists of 10,000 shares of Common Stock and 3,750 Presently Exercisable Securities.

(11) Consists of 16,484,520 shares of Common Stock and 1,919,670 Presently Exercisable Securities.

                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

      The business and affairs of the Company are managed under the direction of its Board of Directors. The Board of Directors met five (5) times during the fiscal year ended December 26, 1999 and, in addition, executed documents authorizing action without meeting on two (2) occasions. The Audit Committee of the Board of Directors, consisting of Messrs. Deignan, Chance and Whittaker reviews with the Company's independent auditors the scope and timing of their audit services and any other services they are asked to perform, the auditor's report on the Company's financial statements following completion of their audit and the Company's policies and procedures with respect to internal accounting and financial controls. In addition, the Audit Committee makes annual recommendations to the Board of Directors for the appointment of independent auditors for the ensuing year. The Audit Committee met one (1) time during the fiscal year ended December 26, 1999. The Compensation Committee of the Board of Directors, consisting of Messrs. Buckelew, Whittaker and Sickler, reviews and evaluates the compensation and benefits of all officers of the Company, reviews general policy matters relating to compensation and benefits of employees of the Company and makes recommendations concerning these matters to the Board of Directors. The Compensation Committee met one (1) time during the fiscal year ended December 26, 1999. The Board of Directors does not currently have a standing nominating committee. Mr. Bartos resigned in August, 1999 and Mr. Klein was not elected until February 24, 2000. Each of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all committees on which he serves which were held during his period of service during 1999.

                 Directors and Executive Officers of the Company

      The following table sets forth certain information regarding the individuals who are directors and executive officers as of March 10, 2000 and the positions currently held by each such person with the Company.

        Name               Age           Position
        ----               ---           --------

Michael D. Klein           50   Director, President, Chief Executive Officer
Larry C. Buckelew(1)       46   Director, Chairman of the Board
Steven K. Chance(2)        54   Director, Secretary
D. Michael Deignan(2)      56   Director
John J. Sickler(1)         58   Director
Forrest R. Whittaker(1)(2) 50   Director
Todd Riddell               40   Senior Vice President, Chief Operating Officer
Michael T. Spagnuolo       37   Vice President, Marketing & Business Development
Michael S. Irwin           52   Vice President, Services and Solutions
Paul A. D'Alesio           42   Treasurer, Chief Financial Officer

(1)   Member of Compensation Committee
(2)   Member of Audit Committee

                                    Directors

      Michael D. Klein was elected a Director, President and Chief Executive Officer on February 24, 2000. From January, 1997 to September, 1999 he was President of Urotherapies, Inc. and from 1992 to 1996 he was Vice President and then President of Caremark. These companies were engaged in physician management and physician clinics.

      Larry C. Buckelew was elected a Director on January 8, 1997 and Chairman of the Board on January 8, 1999. In January, 1999 he was appointed President of TFX Medical Group, a business segment of Teleflex Incorporated ("Teleflex"), which includes TFX Surgical Group, of which he was President since December, 1996. Teleflex designs, manufactures and distributes products and services for the automotive, marine, industrial, medical and aerospace markets. Prior to December, 1996, he was President of LCB Consultants, a consulting firm, since February, 1996 and President of Sunrise Medical, Inc., a manufacturer of medical devices, from June, 1993.

      Steven K. Chance was elected a Director on January 8, 1999. He is and has been since 1993 Vice President, Secretary and General Counsel of Teleflex.

      D. Michael Deignan was elected President, Chief Operating Officer and Director of the Company on September 8, 1995 and Chief Executive Officer on December 31, 1995. He resigned as President and Chief Executive Officer on January 8, 1999. Since January 6, 2000 he has been President and Chief Executive Officer of Vasomedical, Inc., a provider of noninvasive vascular device and therapies to treat angina.

      John J. Sickler has been a Director since January 8, 1997. He is and has been since 1990 the President of TFX, a subsidiary of Teleflex engaged in business development.

      Forrest R. Whittaker has been a Director of the Company since January 17, 1996. He is and has been since January 1, 1996 the President and Chief Executive Officer of Paidos Health Management Services, Inc., a company providing health services. Prior thereto, he was President and Chief Executive Officer of Paidos Healthcare, Inc. from May, 1993.

                               Executive Officers

      Todd Riddell was elected Senior Vice President on March 2, 1999 and Chief Operating Officer on September 9, 1999. From July, 1997 to March, 1999 he was Executive Vice President of SSI Surgical Services, Inc. which was acquired by the Company, then Medical Sterilization, Inc., in January, 1999. For five years prior thereto he was Vice President of Endoscopy Specialists, Incorporated ("ESI") which was acquired by the Company in January, 1999.

      Michael T. Spagnuolo was elected Vice President Marketing and Development on February 24, 2000. Prior thereto he was Vice President-On Site Operations from March 2, 1999. For two years prior thereto he was Vice President/Sales for SSI Surgical Services, Inc. ("SSI") which was acquired by the Company, then Medical Sterilization, Inc., in January, 1999. For more than three years prior to 1997 he was a consultant for medical services.

      Michael S. Irwin was elected Vice President of Services and Solutions on February 24, 2000. Prior thereto he was Vice President-Off Site Operations from March 2, 1999. For two years prior to March 2, 1999 he was General Manager of Sterilization Management Group ("SMG") which was acquired by SSI in August, 1998. SMG owned and managed five surgical instrument and linen reprocessing facilities. From 1994 to 1997 he was a plant manager and division director of operations for the Interwoven Division of Baxter Healthcare, Inc., a manufacturer and distributor of medical supplies and equipment.

      Paul A. D'Alesio was elected Treasurer and Chief Financial Officer on March 2, 1999. For more than five years prior thereto he was Controller of Meyer International, Inc., a holding company for distributors of building materials and its subsidiaries.

Executive Compensation

      Summary Compensation. The following table sets forth the compensation earned by the Chief Executive Officer and the four most highly compensated executive officers for the last three completed fiscal years of the Company. Mr.
D. Michael Deignan was the Company's Chief Executive Officer in 1997 and 1998 and he resigned January 8, 1999. Mr. Scott Bartos was elected President and Chief Executive Officer on January 8, 1999 and resigned such positions on August 18, 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                   Long Term
                                                                                 Compensation
                                                                                 ------------
                                               Annual Compensation                  Awards
                                      ---------------------------------------   ------------------   ---------------
Name and Principal                                                                  Securities          All Other
Position                              Year         Salary($)         Bonus($)   Underlying Options   Compensation($)
----------------------------          ----         --------          --------   ------------------   ---------------
Scott A. Bartos, Pres. & CEO           1999        115,946           90,973          100,000(1)       1,779(2)
Todd Riddell, Senior VP & COO          1999        143,439           99,974           50,000          2,222(2)
Michael T. Spagnuolo, VP               1999        119,077           36,414           25,000          1,799(2)
Michael S. Irwin, VP                   1999        115,391            8,000           15,000          1,074(2)
Paul A. D'Alesio, Treas. & CFO         1999         89,779               --                           1,240(2)
D. Michael Deignan, Pres. & CEO (4)    1999        160,718               --                           2,329(2)
D. Michael Deignan, Pres. & CEO        1998        165,000           42,600                           3,712(3)
D. Michael Deignan, Pres. & CEO        1997        159,461               --                           3,857(3)

(1) These options were terminated pursuant to the option agreement on November 18, 1999 because of Scott Bartos' resignation on August 11, 1999.

(2)   Represents the Company's matching contributions to the 401K Plan.

(3) Includes $2,207 in 1997 and $2,062 in 1998 in contributions by the Company to vested and unvested defined contribution plans for Mr. Deignan's benefit.

(4)   See "Severance Agreement.

                                     Option Grants in Last Fiscal Year

                                 Individual Grants
                     ------------------------------------------
                      Number of      Percentage of
                     Securities      Total Options     Exercise
                     Underlying        Granted to       or Base                    Grant Date
                       Options        Employees in      Price      Expiration        Present
Name                 Granted(#)       Fiscal Year       ($/Sh)       Date          Value $(3)
------------------   -----------     --------------    --------    ----------      ---------
Scott A. Bartos       100,000(1)           25.97%       1.06         3/2/09           59,184
Todd Riddell           50,000(2)           12.99%       1.06         3/2/09           29,592
Michael T. Spagnuolo   25,000(2)           06.49%       1.06         3/2/09           14,796
Michael S. Irwin       15,000(2)           03.90%       1.06         3/2/09            8,878
Paul A. D'Alesio       15,000(2)           03.90%       0.69        5/21/09            5,789
D. Michael Deignan         --                 --          --             --               --

(1) These options were terminated pursuant to the option agreement November 18, 1999 because of Scott Bartos' resignation on August 11, 1999.

(2) One quarter of each option became exercisable one year after grant, one quarter two years after grant, one quarter three years after grant and one quarter four years after grant.

(3) The weighted average fair value of each option has been estimated on the date of grant using the Black-Scholes options pricing model with the following weighted average assumptions used for grants in 1999; no dividend yield; expected volatility of 90%; risk-free interest rate of 5.65% to 6.61%; and expected lives ranging from approximately 4.5 to 5 years. Weighted averages are used because of varying assumed exercise dates.

                 Aggregated Option Exercises in Last Fiscal Year
                        And Fiscal Year End Option Values

                                                                      Number of                             Number of
                                                                     Securities                            Securities
                                                                     Underlying                            Underlying
                                                                     Unexercised                           Unexercised
                                                                     Options at                            Options at
                                                                  Fiscal Year End(#)                    Fiscal Year End(#)(1)
                     Shares Acquired   Value
Name                 on Exercise       Realized            Exercisable       Unexercisable      Exercisable      Unexercisable
------------------   ---------------   --------------     ------------       -------------      --------------   ---------------
Scott A. Bartos           0              0                         0                0             0                  0
Todd Riddell              0              0                    12,500           37,500             0                  0
Michael T. Spagnuolo      0              0                     6,250           18,750             0                  0
Michael S. Irwin          0              0                     3,750           11,250             0                  0
Paul A. D'Alesio          0              0                         0           15,000             0                  0
D. Michael Deignan        0              0                   247,170                0             0                  0

(1) Market value of underlying securities at year end minus the exercise price.

                               Severance Agreement

      The Company had a severance agreement with Mr. Deignan who resigned as President and Chief Executive Officer on January 8, 1999. The agreement called for payment of his base salary and benefits for a period of one year ending January 7, 2000. Pursuant to the agreement, the Company paid $160,718 to Mr. Deignan in 1999 and contributed $2,329 to the 401K Plan.

                            Compensation of Directors

      Messrs. Deignan and Whittaker were the only Directors in 1999 who were not employees of the Company or TFX. On March 2, 1999, the Directors approved an annual fee of $3,000 plus a meeting fee of $500 for Messrs. Deignan and Whittaker.

Certain Relationships and Related Transactions

      John J. Sickler, a Director of the Company, is President of TFX, a subsidiary of Teleflex. TFX owns 85.21% of the outstanding voting securities of SSI.

      Larry C. Buckelew, Chairman of the Board of Directors of the Company, is President of TFX Medical Group, a business segment of Teleflex.

      Steven K. Chance, a Director and Secretary of the Company, is Vice President, Secretary and General Counsel of Teleflex.

Transactions with Management and Others

      On January 11, 1999, the Company consummated a transaction, pursuant to which it exchanged 13,400,000 shares of Common Stock and warrants to purchase an aggregate of 1,500,000 shares of Common Stock for all of the issued and outstanding shares of ESI and all of the issued and outstanding shares of Common Stock and Preferred Stock, not already held by the Company, of SSI, a joint venture with TFX.

      In connection with the Company's January 1999 acquisition of ESI and SSI from TFX, the Company assumed approximately $6,500,000 of financing from Teleflex. In addition, the Company has entered into a new revolving credit facility with Teleflex. The agreement, the terms of which will be reviewed annually beginning March 2002, provides the Company up to $15,000,000 of unsecured financing. Interest under the new agreement will be payable at the prevailing Prime rate of PNC Bank, plus 1.25 percent. Interest was charged on the unpaid principal balance during 1999 at a fixed rate of 8 percent, amounting to $649,000, $29,000 and $44,000 for the years ended December 26, 1999, December 31, 1998 and December 31, 1997, respectively.

      The Company purchases from surgical instrument manufacturers the surgical instruments included in instrument sets that are utilized in providing the Company's services. Pilling Weck, a national surgical instrument manufacturer and a subsidiary of Teleflex, has agreed to supply surgical instruments to the Company. Purchases from Pilling Weck are made on commercial terms. Instrument purchases from Pilling Weck, including instruments financed under capital lease obligations, for the years ended December 26, 1999, December 31, 1998 and December 31, 1997, were approximately $969,000, $556,000, and $701,000, respectively.

      Teleflex also charged the Company fees for executive management, legal, treasury, tax and other financial services. Fees of $350,000 were charged for the year ended December 26, 1999.

      Item 1. Proposal Relating to Election of Directors

      The Board of Directors of the Company has nominated six persons for election as directors of the Company at the Annual Meeting. Full information concerning the Nominees has been set forth under the caption "Directors and Executive Officers of the Company". All of the Nominees are currently members of the Company's Board of Directors. The Board Nominees and the year they first joined the Board of Directors are:

                     Nominee                       Year First Joined Board
                     -------                       -----------------------

               Larry C. Buckelew                             1997
               Steven K. Chance                              1999
               D. Michael Deignan                            1995
               Michael D. Klein                              2000
               John J. Sickler                               1997
               Forrest R. Whittaker                          1996

      The directors of the Company are elected annually and hold office until the next Annual Meeting of Shareholders and until their successors have been elected and qualified or until their earlier death, resignation or removal. Shares represented by all proxies received by the Board of Directors and not marked so as to withhold authority to vote for any individual Board Nominee or for all Nominees will be voted (unless one or more Nominees are unwilling or unable to serve) FOR the election of the Nominees. The Board of Directors knows of no reason why any Nominee should be unwilling or unable to serve, but if such should be the case, proxies will be voted for the election of another person or the Board of Directors may vote to fix the number of directors at a lesser number. A plurality of the votes cast by the holders of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required for the election of the Board Nominees.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF THE NOMINEES AS DIRECTORS OF THE COMPANY.

      Item 2. Proposal to Approve the 2000 Stock Plan

      The 2000 Stock Plan ("2000 Plan") was recommended by the Board of Directors on February 24, 2000, to be submitted for shareholder approval at the Annual Meeting, and provides for the issuance of 500,000 shares of Common Stock upon the exercise of options or in connection with awards or direct purchases of Common Stock. The 2000 Plan is intended to succeed the Company's 1996 Stock Plan which has approximately 115,000 shares remaining available for option grants. However, the Company has agreed to grant to its new President and Chief Executive Officer an additional 200,000 shares. After such grant there will be no shares available for other option grants. The Board of Directors believes that the Company's ability to continue to attract and retain qualified employment candidates is in large part dependent upon the Company's ability to provide such employment candidates long-term, equity-based incentives in the form of stock options, awards and direct purchases as part of their compensation. Also, the Board of Directors believes that the ability to grant options, awards and direct purchases under the 2000 Plan will allow the Company greater flexibility to motivate its employees, consultants, officers and directors.

      Approval of the Company's 2000 Plan will require the affirmative vote of a majority of the votes cast by the holders of the Common Stock represented in person or by proxy at the Annual Meeting.

Description of the 2000 Plan

      The purpose of the 2000 Plan is to provide incentives to officers, directors, employees and consultants of the Company and any subsidiaries of the Company (collectively "Related Companies"). Under the 2000 Plan, officers and employees of the company and any Related Companies may be granted "incentive stock options" ("ISO" or "ISOs") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and directors, officers, employees and consultants of the Company and any Related Companies may be granted options which do not qualify as ISOs ("Non-Statutory Option" or "Non-Statutory Options") and, in addition, such persons may be granted awards of stock in the Company ("Awards") and opportunities to make direct purchases of stock in the Company ("Purchases"). Both ISOs and Non-Statutory Options are referred to hereafter individually as an "Option" and collectively as "Options". Options, Awards and Purchases are referred to hereafter collectively as "Stock Rights". Approximately 430 employees, consultants, directors and officers will be eligible to participate in the 2000 Plan.

      Anything in the 2000 Plan to the contrary notwithstanding, the effectiveness of the 2000 Plan and of the grant of all options thereunder is in all respects subject to the approval of the 2000 Plan by the affirmative vote of the majority of the votes cast on the matter at the Annual Meeting by the holders of Common Stock. In the event that such shareholder approval is not received at the 2000 Annual Meeting, then the 2000 Plan and any options granted thereunder shall be void.

      Administration. The 2000 Plan will be administered by the Board of Directors (the "Board") or the Compensation Committee. Subject to the terms of the 2000 Plan, the Board or the Compensation Committee have the authority to determine the persons to whom Stock Rights shall be granted (subject to certain eligibility requirements for grants of ISOs), the number of shares covered by each such grant, the exercise or purchase price per share, the time or times at which Stock Rights shall be granted, and other terms and provisions governing the Stock Rights, as well as the restrictions, if any, applicable to shares of Common Stock issuable upon exercise of Stock Rights. The Board or the Compensation Committee has the authority to interpret the 2000 Plan and to prescribe and rescind regulations pertaining to it.

      Eligible Employees and Others. Subject to the above mentioned limitations, ISOs under the 2000 Plan may be granted to any employee of the Company or any Related Companies. Only those officers and directors of the Company who are employees of the Company or any Related Companies may be granted ISOs under the 2000 Plan. To the extent that the aggregate fair market value (determined on the date of grant of an ISO) of Common Stock for which ISOs granted to any employee are exercisable for the first time by such employee during any calendar year (under all stock option plans of the Company and any Related Companies) exceeds $100,000, the Company intends to designate such excess options as Non-Statutory Options. In addition, under the terms of the 2000 Plan, no employee may be granted Options to acquire more than 400,000 shares of Common Stock. Otherwise, there is no restriction as to the maximum or minimum amount of Options an employee may receive. Non-Statutory Options, Awards and

Purchases may be granted to any director, officer, employee or consultant of the Company or any Related Companies.

      Shares Subject to the 2000 Plan. The 2000 Plan authorizes the grant of Stock Rights to acquire 500,000 shares of Common Stock. The number of shares of Common Stock issuable under the 2000 Plan or subject to outstanding Stock Rights is subject to adjustment as described hereinafter under "Changes in Stock; Recapitalization and Reorganization". Pursuant to the terms of the 2000 Plan, shares subject to Stock Rights which for any reason expire or are terminated unexercised as to such shares may again be the subject of a grant under the 2000 Plan. The market value of the Common Stock is $0.906, based on the average of the bid and ask prices of the Common Stock as reported by Nasdaq Bulletin Board on March 10, 2000.

      Granting of Options. Stock Rights may be granted under the 2000 Plan at any time after May 22, 2000 and prior to May 22, 2010. The Board or Compensation Committee may, with the consent of the optionee, convert an ISO granted under the 2000 Plan to a Non-Statutory Option.

      Non-Statutory Option Price. The exercise price per share of Non-Statutory Options granted under the 2000 Plan cannot be less than the minimum legal consideration required therefor under the laws of any jurisdiction in which the Company or its successors in interest may be organized.

      ISO Price. The exercise price per share of ISOs granted under the 2000 Plan cannot be less than the fair market value of the Common Stock on the date of grant, or, in the case of ISOs granted to employees holding more than 10% of the total combined voting power of all classes of stock of the Company or any Related Companies, 110% of the fair market value of the Common Stock on the date of grant.

      Option Duration. The 2000 Plan requires that each Option shall expire on the date specified by the Board or Compensation Committee, but not more than ten years from its date of grant in the case of Options generally. However, in the case of any ISO granted to an employee owning more than 10% of the total combined voting power of all classes of stock of the Company or any Related Companies, such ISO shall expire on the date specified by the Board or Compensation Committee, but not more than five years from its date of grant.

      Exercise of Options and Payment for Stock. Each Option granted under the 2000 Plan shall be exercisable as follows:

            A. The Option will either be fully exercisable at the time of grant or shall become exercisable in such installments as the Board or Compensation Committee may specify.

            B. Once an installment becomes exercisable, it remains exercisable until expiration or termination of the Option, unless otherwise specified by the Board or Compensation Committee.

            C. Each Option may be exercised from time to time, in whole or in part, up to the total number of shares with respect to which it is then exercisable.

            D. The Board or Compensation Committee shall have the right to accelerate the date that any installment of any Option becomes exercisable. However, the Board or Compensation Committee may not accelerate the permitted exercise date of any ISO granted to an employee if the acceleration would violate Section 422(d) of the Code.

      Effect of Termination of Employment, Death or Retirement. If the holder of an ISO ceases to be employed by the Company or any Related Companies other than by reason of death or disability, no further installments of his or her ISOs will become exercisable, and the ISOs will terminate on the earliest of 3 months from the date of termination of employment or their specified dates, except to the extent that such ISOs shall have been converted into Non-Statutory Options.

      If an optionee dies, any ISO held by the optionee may be exercised, to the extent otherwise exercisable on the date of death, by the optionee's estate, personal representative or beneficiary who acquires the ISO by will or by the laws of descent and distribution, at anytime within 180 days from the date of the optionee's death (but not later than the specified expiration date of the ISO). If an ISO optionee ceases to be employed by the Company or any Related Companies by reason of his or her permanent and total disability, the optionee may exercise any ISO held by him or her on the date of termination of employment, to the extent otherwise exercisable on that date, at any time within 180 days from the date of termination of employment (but not later than the specified expiration date of the ISO).

      Non-Statutory Options, Awards and Purchases are subject to such termination and cancellation provisions as may be determined by the Board or Compensation Committee.

      Non-Assignability of Stock Rights. During the lifetime of the grantee, only the grantee may exercise a Stock Right. No assignment or transfers are permitted, except that Stock Rights may be transferred by will or by the laws of descent and distribution and, with respect to Non-Statutory Options only, transfers pursuant to a valid domestic relations order are permitted.

      Changes in Stock; Recapitalization and Reorganization. In the event the shares of Common Stock of the Company are subdivided or combined into a greater or smaller number of shares or if the Company issues any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock of the Company deliverable upon the exercise of Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such event.

      Upon a consolidation, merger, or sale of all or substantially all of the Company's assets (an "Acquisition"), the Board of Directors, the Compensation Committee or the board of directors of any entity assuming the obligations of the Company under the 2000 Plan ("Successor Board"), shall, as to outstanding Options, take one or more of the following actions: continue such Options by substituting on an equitable basis for the shares then subject to such Options either the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition; or shares of stock of the surviving corporation; or any equity securities of the successor corporation or other securities as the Successor Board deems appropriate (the fair market value of which may not exceed the fair market value of shares of Common Stock subject to such Options immediately preceding the transaction). Alternatively, upon written notice to the optionees, the Board of Directors, Compensation Committee or the Successor Board may provide that all Options must be exercised, to the extent then exercisable, within a specified number of days; or terminate all Options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such Options (to the extent then exercisable) over the exercise price thereof.

      In the event of a recapitalization or reorganization of the Company pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, upon exercising an Option, the holder thereof is entitled to receive for the purchase price paid upon such exercise the securities he would have received if he had exercised his Option prior to such recapitalization or reorganization.

      Upon the happening of any of the foregoing events, the class and aggregate number of shares that are subject to Stock Rights which previously have been or subsequently may be granted under the 2000 Plan will also be appropriately adjusted to reflect the events described above. Notwithstanding the foregoing, with respect to ISOs, the foregoing adjustments may be made only after the Board or Compensation Committee, in consultation with legal counsel, determines that such adjustments would not constitute a modification of such ISOs or would not cause adverse tax consequences to the holders of the ISOs.

      In the event of the proposed dissolution or liquidation of the Company, each Option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as may be determined by the Compensation Committee.

      Amendment, Suspension and Termination of the 2000 Plan. The Board of Directors may terminate or amend the 2000 Plan in any respect at any time, except that, without the approval of the Company's shareholders within twelve months before or after the Board of Directors adopts a resolution authorizing any of the following actions, (a) the total number of shares that may be issued under the 2000 Plan may not be increased except as previously described under "Changes in Stock; Recapitalization and Reorganization; (b) the benefits accruing to participants under the 2000 Plan may not be increased (except by adjustment referred to above); (c) the requirements as to eligibility for participation in the Plan may not be materially modified; (d) the provisions regarding eligibility for grants of ISOs may not be modified; (e) the provisions regarding the exercise price at which shares may be offered pursuant to ISOs may not be modified except by adjustment referred to above); (f) the expiration date of the 2000 Plan may not be extended; and (g) the Board of Directors may not take any action which would cause the 2000 Plan to fail to comply with Rule 16b-3. No action of the Board of Directors or shareholders, however, may, without the consent of an optionee, alter or impair his rights under any Stock Right previously granted to him.

      Miscellaneous. The proceeds received by the Company from the sale of shares pursuant to the 2000 Plan will be used for general purposes. The Company's obligations to deliver shares is subject to the approval of any governmental authority required in connection with the sale or issuance of such shares. The exercise of Non-Statutory Options, Awards or Purchases for less than fair market value may require the holder to recognize ordinary income and pay additional withholding taxes in respect of such income, and the Compensation Committee may condition the grant or exercise of an Option, Award or Purchase on the payment to the Company of such taxes. Unless terminated earlier by the Board of Directors, the 2000 Plan will expire at the end of the day on March 22, 2016.

      Terms and Conditions of Options. Options will be evidenced by instruments (which need not be identical) in such forms as the Board or Compensation Committee may from time to time approve. Such instruments will conform to such terms and conditions as are applicable under the 2000 Plan and may contain such other provisions as the Board or Compensation Committee deems advisable which are not inconsistent with the 2000 Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of Options.

      Exercise of Options. Options may be exercised by giving written notice to the Company at its principal office address. Such notice must identify the Option being exercised and specify the number of shares as to which such Option is being exercised, accompanied by full payment of the purchase price therefor either (a) in United States dollars in cash or by check, or (b) at the discretion of the Board or Compensation Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Option, or (c) at the discretion of the Board or Compensation Committee, by delivery of the grantee's personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code, or
(d) at the discretion of the Board or Compensation Committee and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon the exercise of the Option and authorization to the broker or selling agent to pay that amount to the Company, which sale must be at the grantee's direction at the time of exercise; or (e) at the discretion of the Board or Compensation Committee, by any combination of (a), (b), (c) and (d) above. The holder of an Option will not have the rights of a shareholder with respect to the shares covered by his Option until the date of issuance of a stock certificate to him for such shares. Except as expressly provided in the 2000 Plan with respect to changes in capitalization and stock dividends, no adjustment will be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

Federal Income Tax Consequences

      A. Incentive Stock Options. The following general rules are applicable to holders of ISOs and to the Company for Federal income tax purposes under existing law:

            1. Generally, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon exercise of the ISO.

            2. No Federal income tax deduction is allowed to the Company upon either grant or exercise of an ISO under the 2000 Plan.

            3. If shares acquired upon exercise of an ISO are not disposed of within two years following the date the ISO was granted or within one year following the date the shares are transferred to the optionee pursuant to the ISO exercise (the "Holding Periods"), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.

            4. If shares acquired upon exercise of an ISO are disposed of on or before the expiration of one or both of the requisite Holding Periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition, will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

            5. In any year that an optionee recognizes compensation income on a Disqualifying Disposition of stock acquired by exercising an ISO, the Company generally will be entitled to a corresponding deduction for Federal income tax purposes.

            6. Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules generally will be treated as capital gain.

            7. Capital gain or loss recognized on a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year.

            8. An optionee may be entitled to exercise an ISO by delivering shares of the Company's common Stock to the company in payment of the exercise price, if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules will apply.

            9. In addition to the tax consequences described above, the exercise of ISOs may result in a further "minimum tax" under the Code. The Code provides that an "alternative minimum tax" (at a maximum rate of 28%) will be applied against a taxable base which is equal to "alternative minimum taxable income", reduced by a statutory exemption (subject to a phase-out). In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the higher of his regular tax or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

            10. Special rules apply if the Common Stock acquired through the exercise of an ISO is subject to vesting, or is subject to certain restrictions on resale under Federal securities laws applicable to directors, officers or 10% stockholders.

      B. Non-Statutory Stock Options. The following general rules are applicable to holders of Non-Statutory Options and to the Company for Federal income tax purposes under existing law:

            1. The optionee generally does not recognize any taxable income upon the grant of a Non-Statutory Option, and the Company is not allowed a Federal income tax deduction by reason of such grant.

            2. The optionee generally will recognize ordinary compensation income at the time of exercise of the Non-Statutory Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company may be required to withhold income tax on this amount.

            3. When the optionee sells the shares acquired pursuant to the exercise of a Non-Statutory Option, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as compensation income). If the optionee's holding the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

            4. In general, the Company will be entitled to a Federal income tax deduction when compensation is recognized by the optionee.

            5. An optionee may be entitled to exercise a Non-Statutory Option by delivering shares of the Company's Common Stock to the Company in payment of the exercise price. If an optionee exercises a Non-Statutory Option in such fashion, special rules will apply.

            6. Special rules apply if the Common Stock acquired through the exercise of a Non-Statutory Option is subject to vesting, or is subject to certain restrictions on resale under Federal securities laws applicable to directors, officers or 10% stockholders.

      C. Special Rules for Restricted Stock. Officers, directors and 10% shareholders of the Company may in some instances acquire Common Stock subject to special rules under Section 83 of the Code because of certain securities laws restrictions on resale ("Restricted Stock"). If an optionee acquires Restricted Stock, the amount included in compensation income (in the case of a Non-Statutory Option, or of an ISO if a disqualifying disposition of such stock is made) or in alternative minimum taxable income (in the case of an ISO) generally will be determined as of some later date and will equal the difference between the amount paid for the Restricted Stock and its fair market value at that time, unless the optionee files a timely election under Section 83(b) of the Code electing to determine the amount of income at the time of exercise.

      D. Awards and Purchases. Persons receiving Common Stock pursuant to an Award or Purchase generally will recognize ordinary compensation income equal to the fair market value of the shares received, in the case of an Award, or the excess of the fair market value of the shares over the purchase price, in the case of a Purchase. The Company generally will be entitled to a corresponding Federal income tax deduction. When Common Stock acquired pursuant to an Award or Purchase is sold, the seller generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale of shares and his or her basis in the shares (generally, the fair market value of the shares when acquired) which will be short- or long-term capital gain or loss depending upon the seller's holding period. Special rules apply if the purchase price (in the case of a Purchase) is paid by delivering shares of Common Stock, or if the stock acquired pursuant to an Award or Purchase is Restricted Stock (as described above).

      E. Capital Gains and Losses. Although capital gain is generally subject to Federal income tax on individuals at the same rates as ordinary income, the maximum rate of tax on "net capital gain" (i.e., the excess of net long-term capital gain over net short-term capital loss) is 28%, whereas the maximum rate of tax on ordinary income and net short-term capital gain currently is 39.6%. In addition, capital losses may be used to offset an equal amount of capital gains, whereas at most $3,000 of net capital loss may be deducted against ordinary income each year.

      F. $1,000,000 Annual Deduction Limitation. Section 162(m) of the Code provides that compensation paid to certain highly paid executive officers is not deductible by the Company for Federal income tax purposes to the extent such compensation exceeds $1,000,000 in any taxable year of the corporation unless the excess compensation qualifies for an exception. One exception is for "qualified performance-based compensation". Compensation recognized pursuant to the exercise of Non-Statutory Options (or with respect to ISOs, perhaps pursuant to a Disqualifying Disposition of stock) may qualify for the performance based exception if certain requirements are met. The provisions of the proposed 2000 Plan are designed to enable the Company to qualify options granted thereunder for the performance-based exception in the discretion of the Board of Directors and the Compensation Committee.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPANY'S 2000 PLAN.

      Item 3. Ratification of Selection of Auditors

      The Board of Directors, upon the recommendation of the Audit Committee, has selected the firm of PricewaterhouseCoopers LLP, independent accountants, to serve as auditors for the fiscal year ending December 31, 2000. PricewaterhouseCoopers LLP has served as the Com-pany's auditors for the fiscal year ending December 26, 1999. It is expected that a member of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if so desired and will be available to respond to appropriate questions.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS AUDITORS.

                              SHAREHOLDER PROPOSALS

      Proposals of shareholders intended for inclusion in the proxy statement to be furnished to all shareholders entitled to vote at the next Annual Meeting of Shareholders of the Company must be received at the Company's principal executive offices not later than January 1, 2001. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail, Return Receipt Requested.

                            EXPENSES AND SOLICITATION

      The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting shareholders by mail through its regular employees, the Company may request banks, brokers, and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some shareholders in person or by mail, telephone or telegraph following the original solicitation.